UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

Commission File Number 001-31921

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3972986
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 19, 2014, Compass Minerals International, Inc. (“Compass Minerals”), together with its wholly-owned indirect subsidiary Compass Minerals Manitoba Inc. (“Purchaser”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with the shareholders of Wolf Trax Inc., a Manitoba corporation (“Wolf Trax”). Pursuant to the Share Purchase Agreement, Purchaser will acquire 100% of the issued and outstanding capital stock of Wolf Trax from these shareholders (the “Vendors”) for a purchase price of Canadian $95,000,000 (the “Purchase Price”) at the closing (the “Closing”). The Purchase Price is subject to customary adjustments as described in the Share Purchase Agreement.

The Closing is expected to occur on April 1, 2014, subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) the accuracy of representations and warranties; and (ii) compliance with agreements and covenants.

The Share Purchase Agreement contains customary representations, warranties and covenants of Vendors and Purchaser. Subject to certain limitations, the Vendors and Purchaser are also obligated to indemnify each other for breaches of representations, warranties and covenants made in the Share Purchase Agreement and certain other matters. A portion of the Purchase Price will be held in escrow to satisfy, in whole or in part, Purchaser's claims under that Share Purchase Agreement. Compass Minerals guarantees the obligations of Purchaser under the Share Purchase Agreement.

Item 8.01. Other Events

On March 20, 2014, Compass Minerals issued a press release announcing execution of the Share Purchase Agreement. This press release is attached as Exhibit 99.1 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired: Not applicable.

(b)  Pro Forma Financial Information: Not applicable.

(c)  Shell Company Transactions: Not applicable.

(d)  Exhibits:

Exhibit No.	Document
99.1	Press Release dated March 20, 2014

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date:	March 24, 2014	/s/ Rodney L. Underdown
Rodney L. Underdown
Chief Financial Officer